Exhibit 99.1

December 15, 2006

3s Bio Inc.

and

UBS AG

CIBC World Markets

Pacific Growth Equities

c/o UBS AG

52/F, Two International Finance Center

8 Finance Street

Central, Hong Kong

Ladies and Gentlemen:

We have acted as the People’s Republic of China (“PRC”) counsel to 3s Bio Inc., a company incorporated under the laws of the Cayman Islands (the “Company”).

In connection of the proposed public offering (the “Offering”) of American Depositary Shares representing the ordinary shares of the Company and the filing of the Company’s registration statement on Form F-1 (the “Registration Statement”) with the U.S. Securities and Exchange Commission (the “Commission”), we are furnishing you this opinion concerning the Rules on the Mergers and Acquisitions of Domestic Enterprises by Foreign Investors (the “Rules”) promulgated on August 8, 2006 by six PRC regulatory agencies, including the Ministry of Commerce (“MOFCOM”) and the China Securities Regulatory Commission (“CSRC”) which became effective on September 8, 2006, and the Administrative Permits with respect to Indirect Issuing or Listing and Trading of Domestic Enterprises’ Securities on Overseas Stock Exchanges (the “Administrative Permits”) promulgated by the CSRC on September 21, 2006 pursuant to the Rules and other PRC laws and regulations.

We noted that the Company acquired, through its BVI subsidiary, Collected Mind Limited, its wholly owned PRC subsidiary, Shenyang Sunshine Pharmaceutical Co., Ltd, with considerations of cash (rather than by share swap) and obtained the approval of MOFCOM’s local authority for the acquisition prior to the effective date of the Rules.

Based on the forgoing and our understanding of current PRC laws, regulations, rules and the Administrative Permits, it is our opinion that because the Company obtained the approval requisite for the acquisition of its wholly owned subsidiary in China before the effective date of the Rules, the Offering does not require the approval by or registration with the CSRC.

This opinion is rendered on the basis of the laws of the PRC effective as of the date hereof. There is no assurance that any of such laws or their interpretations or enforcement policies will not be changed, amended or replaced in the immediate future or in the longer term with or without retrospective effect and any such changes, amendments or replacements may be made by the central or local legislative, administrative and judicial authorities of the PRC and may become effective immediately on promulgation.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement and to the use of and references to our name in the prospectus included in the Registration Statement, filed by the Company with the Commission under the Securities Act of 1933, as amended.

Very truly yours,